ROMA FINANCIAL DECLARES DIVIDEND

ROBBINSVILLE, NJ – March 25, 2009 – Roma Financial Corporation (NASDAQ GS: ROMA) (the Company), the holding company of Roma Bank, announced today that its Board of Directors (the Board) declared the Company’s ninth consecutive quarterly cash dividend. A dividend of $.08 per share will be paid on or about April 22, 2009 to stockholders of record on April 8, 2009.

“The Board of Directors is pleased that our Company possesses the strength and capacity which allow it to maintain the current quarterly level of cash dividends,” commented President and CEO, Peter A. Inverso.

He added, “The wide spread uneasiness and skepticism concerning the safety and stability of large banks during this period of economic turmoil have been a catalyst in generating new deposit and loan opportunities for our banks. The very high capital level of the Company and Roma Bank’s eighty-nine year reputation for service distinguish it from other community banking organizations in our market.

It remains the current intention of the Board to continue to pay a dividend quarterly. However, the payment and amount of future dividends will be predicated on the Board’s assessment of the financial condition, earnings and capital requirements of the Company.”

Roma Financial Corporation is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 88 years with a complete line of financial products and services. Roma Bank has branch locations in Mercer, Burlington and Ocean counties in New Jersey. Visit Roma online at www.romabank.com

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the Company. We caution that such statements are subject to a number of uncertainties and readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.